Exhibit 99.1

NEWS RELEASE:

FOR IMMEDIATE RELEASE: June 23, 2008

FOR INFORMATION: Michael Halloran, Vice President and CFO, 801-365-2854; Sam Westover, Chairman and CEO, 801-365-2800

SONIC INNOVATIONS ANNOUNCES PRE-EARNING REVENUE PROJECTIONS

FOR SECOND QUARTER 2008

Salt Lake City-Sonic Innovations, Inc. (NASDAQ: SNCI), the only U.S.-based publicly traded manufacturer of digital hearing aids, announced today that the Company projects second quarter revenue to be approximately $34 million, an increase from record first quarter 2008 sales that were reported at $31.9 million and second quarter 2007 revenue of $30.4 million.

“We continue to grow rapidly, even though the economic environment is soft in some markets,” said CEO Sam Westover.

ABOUT SONIC INNOVATIONS:

Sonic Innovations is a global provider of superior hearing solutions. The company is passionate about quality, technology, and improving the lives of the hearing impaired. Sonic Innovations and its hearing-healthcare partners are passionate about bettering the lives of their patients.

Sonic Innovations, headquartered in Salt Lake City, Utah, has international offices and manufacturing centers across the globe. Through its distribution partners, Sonic Innovations provides hearing care services and solutions in more than 25 countries. Sonic Innovations is listed on the NASDAQ Global Market System (SNCI) and can be found online at www.sonici.com.

Sonic Innovations has sold more than 1,000,000 hearing instruments.

This press release contains “forward-looking statements” as defined under securities laws including our revenue projections for second quarter 2008. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may not achieve revenue projections; we may not launch more product lines this year; our products may not help people hear better or more naturally; we may poorly operate newly acquired businesses; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.